Exhbit 99.1

Clinical Data Will Not Enhance Offer For Moore Medical

Newton, MA, March 03, 2003 – Clinical Data, Inc. (NASDAQ: CLDA) announced today that it has received a letter from the CEO of Moore Medical Corp. (AMEX: MMD) rejecting Clinical Data’s most recent offer to merge with Moore Medical on the basis of 0.698 shares of Clinical Data common stock plus $2 in cash for each issued and outstanding share of Moore Medical common stock.

"The net effect of the letter is to refuse our company the opportunity to perform due diligence on Moore Medical that might have allowed us to proceed with an unqualified offer. Should Moore Medical’s proposed sale to McKesson fail for any reason, we would be willing to resume our efforts, as acquisition opportunities like Moore Medical are consistent with our strategic plan." said Israel M. Stein, M.D., Chief Executive Officer of Clinical Data.

Commenting further, Dr. Stein said "Although we continue to believe that the synergies between our companies are quite compelling and would offer the stockholders of Moore Medical greater enterprise value, we wish at this time to terminate our dialogue with Moore Medical in order to end speculation that we would increase our offer or launch a tender offer. We continue to believe that Clinical Data’s focus on providing proprietary technology and vertically integrated services to permit diagnostic testing in physicians’ offices and clinics combined with Moore Medical’s distribution capabilities would result in superior value than the one-time cash payment contemplated by McKesson’s offer."

ABOUT CLINICAL DATA

Through its domestic and foreign subsidiaries, Clinical Data focuses on the needs of physician offices and smaller clinical laboratories throughout the world. The company provides a complete range of diagnostic products and laboratory management services to the growing domestic physician office laboratory market and offers blood chemistry instrumentation, including the newly launched Selectra clinical chemistry analyzer product line and related diagnostic assays to clinics and small hospitals internationally.

Except for any historical information contained in this press release, the matters discussed herein include forward looking statements within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties. Actual results could differ materially from those expressed in such statements and readers are referred to the company’s SEC reports and filings.